EXHIBIT 99.3

NEWSRELEASE
FOR IMMEDIATE RELEASE


Contact:   Barry Rumac 512/314-2587     Contact:     Charlie Smith  512/314-2747
           VTEL Corporation                          VTEL Corporation
           brumac@vtel.com                           csmith@vtel.com

Contact:   Patrizia Owen 408/922-4745
           CLI
           patrizia_owen@clix.com

               VIDEOCONFERENCING COMPANIES ANNOUNCE PLANS TO MERGE

                VTEL AND CLI WILL FOCUS ON SYNERGY AND INNOVATION
                 TO CAPITALIZE ON STRATEGIC OPPORTUNITIES IN THE
            RAPIDLY GROWING BILLION DOLLAR VIDEOCONFERENCING INDUSTRY


         AUSTIN, TEXAS (JANUARY 7, 1997) - VTEL (NASDAQ:  VTEL) and CLI (NASDAQ:
CLIX) two of the leading companies in the rapidly growing videoconferencing industry, today announced that their respective boards of directors have unanimously approved a definitive agreement to merge the two corporations in an exchange of common stock valued in excess of $80 million. The new entity will retain the VTEL(R) name and will have annualized revenue of more than $200 million, making it one of the largest players in the videoconferencing industry.
         The transaction, which will be a tax free exchange and accounted for as a pooling of interest, is expected to close in VTEL's fourth fiscal quarter ending July 31, 1997. There will be one-time transaction expenses during that quarter during which the transaction is expected to be dilutive. Therefore, the transaction is expected to be accretive to VTEL's earnings.
         VTEL recently reported its latest quarter revenues ending October 31 of $28.2 million with the last 12 months sales of $99.3 million. CLI reported its latest third quarter revenues of calendar year 1996 at September 30, 1996 of $20.2 million with last twelve month sales of $93.4 million
         VTEL's financial strength will fund the merged entity out of existing cash resources to create a combined entity with a debt-free balance sheet.

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         According to Dick Moeller, present and future chairman and CEO of VTEL,
"Through this merger, we should be able to capitalize on marketing synergy, financial leverage, complementary sales strategies and innovative product development. That will result in improved competitive positioning. We can enhance our global presence and provide the value-added products and services our customers need for mission-critical applications. In short, this business decision will enable us to create for our industry a more effective supplier of high-performance videoconferencing solutions."
         Moeller adds, "We are certain that we can have more impact and create more value together than if we remain separate companies. The creation of value will benefit our customers, employees, partners, and shareholders."
         Gary Trimm, president and CEO of CLI says, "We have both been technology leaders, with 25 years of combined experience creating industry standards and providing the highest quality data, voice and video systems available on the market. Together, we will continue our legacy of innovation as we work towards the day when television-quality interactive video communications will be as ubiquitous as voice telephones, fax machines and copiers - and as simple to use."

TERMS OF THE AGREEMENT
         The agreement provides for a stock-for-stock exchange in which each CLI stock share will be exchanged for .46 of a VTEL share. VTEL expects to issue approximately 8.4 million new common shares, including approximately 1.2 million common shares for the exchange of CLI's preferred shares. The new shares, which are in addition to the 13.9 million common shares currently outstanding, will represent approximately 38% of the new company ownership.
         The transaction is conditional upon approval by the shareholders of both companies and upon the approval of government regulatory agencies.
         In this transaction VTEL was advised by Bear Steams, and CLI was advised by Paine Webber.

ABOUT VTEL

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         VTEL  is  the  global   leader  in  the  design  and   manufacture   of
SmartVideoconferencing(TM) systems. VTEL and its authorized resellers have installed systems in some of the largest and most recognized organizations in the United States and around the world, including: Microsoft Corp., Nortel, BMW AG, VHA, Inc., Deloitte & Touche, Credit Suisse, Texas A&M University, and the U.S. Army T-Net.

ABOUT CLI
         Headquartered in San Jose, Calif, CLI is a leading designer and manufacturer of solutions for digital video communications. Using its core technology, compressed digital video, the company provides a broad range of video communications products for business, government, educational, healthcare and other organizations.

                                      # # #

         Except for historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties including the timely availability and acceptance of new products, the impact of competitive products and pricing, the management of growth, and other risks detailed from time to time in the SEC reports of each of the Companies.

         VTEL is a registered trademark of VTEL Corp. Smart Videoconferencing is a trademark of VTEL Corporation

         VTEL Corporation, 108 Wild Basin Road, Austin, Texas, 78746 512-314-2700, Fax: 512-314-2792
         Website: http://www.vtelinfo.com
         CLI Website:  http://www.clix.com

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